As filed with the Securities and Exchange Commission on ________, 2006
                                                    Registration No. 333-_______

================================================================================
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            eLEC COMMUNICATIONS CORP.
             (Exact Name of Registrant as Specified in Its Charter)

          New York                          4813                 13-2511270
(State or Other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer
 Incorporation or Organization)  Classification Code Number) Identification No.)

                          75 South Broadway, Suite 302
                          White Plains, New York 10601
                                 (914) 682-0214
          (Address and Telephone Number of Principal Executive Offices)

                          75 South Broadway, Suite 302
                          White Plains, New York 10601
(Address of Principal Place of Business or Intended Principal Place of Business)

                      Paul H. Riss, Chief Executive Officer
                            eLEC Communications Corp.
                          75 South Broadway, Suite 302
                          White Plains, New York 10601
                                 (914) 682-0214
            (Name, address and telephone number of agent for service)
                             -----------------------
                                   Copies to:
                              Eric M. Hellige, Esq.
                        Pryor Cashman Sherman & Flynn LLP
                                 410 Park Avenue
                          New York, New York 10022-4441
                            Telephone: (212) 421-4100
                            Facsimile: (212) 326-0806

                             -----------------------


Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                                         CALCULATION OF REGISTRATION FEE

==============================================================================================================

--------------------------------------------------------------------------------------------------------------
                                                       Proposed
          Title of Each              Aggregate         Maximum          Proposed Maximum
       Class of Securities         Amount to be        Offering        Aggregate Offering       Amount of
        To be Registered            Registered     Price Per Share(1)        Price(1)       Registration Fee
--------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value(2)   5,356,059 shares       $0.45             $ 2,410,227            $258

--------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value(3)   3,594,998 shares       $0.45             $ 1,617,750            $174

--------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value(4)     516,263 shares       $0.45             $   232,319            $ 25
--------------------------------------------------------------------------------------------------------------
Common Stock, $.10 per value(5)     150,000 shares       $0.45             $    67,500            $  8
                                                                                                  ----
--------------------------------------------------------------------------------------------------------------
    Total Registration Fee                                                                        $465
                                                                                                  ====

--------------------------------------------------------------------------------------------------------------

------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices on the OTC Bulletin Board on March 2, 2006.

(2) The shares of common stock being registered hereunder are being registered for resale by a selling shareholder named in the prospectus upon conversion of an outstanding secured convertible note and the exercise of an outstanding fifteen-year warrant. In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) The shares of common stock being registered hereunder are being registered for resale by a selling shareholder named in the prospectus upon conversion of an outstanding secured convertible note and the exercise of an outstanding seven-year warrant. In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4) The shares of common stock being registered hereunder are being registered for resale by a selling shareholder named in the prospectus upon exercise of outstanding four-year warrants. In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5) The shares of common stock being registered hereunder are being registered for resale by certain selling shareholders named in the prospectus upon exercise of outstanding three-year warrants. In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

                           --------------------------


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED ____________, 2006


PROSPECTUS

                                9,617,320 Shares

                            ELEC COMMUNICATIONS CORP.

                                  Common Stock

     This prospectus relates to the resale of up to 9,617,320 shares of common stock, of which 8,951,057 shares are issuable upon the conversion of promissory notes of eLEC Communications Corp. and the payment of the principal amount of, and interest on, these notes to, or the exercise of outstanding warrants by, Laurus Master Fund, Ltd., ("Laurus") and 666,263 shares of common stock are issuable upon the exercise of warrants of eLEC Communications Corp. by certain selling shareholders identified in this prospectus. All of the shares, when sold, will be sold by these selling shareholders, including Laurus. The selling shareholders may sell their shares of common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.

     Our common stock is traded in the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol "ELEC."

     See "Risk Factors" beginning on page 4 for risks of an investment in the securities offered by this prospectus, which you should consider before you purchase any shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is __________, 2006

     We have not registered the sale of the shares under the securities laws of any state. Brokers or dealers effecting transactions in the shares of common stock offered hereby should confirm that the shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

     This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

     We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, eLEC Communications Corp., or the shares of common stock offered hereby that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

                                TABLE OF CONTENTS

Prospectus Summary...........................................................  1
Risk Factors.................................................................  4
Forward-Looking Statements................................................... 17
Use of Proceeds.............................................................. 17
Description of Securities.................................................... 18
Principal Shareholders....................................................... 20
Market Price of Our Common Equity............................................ 21
The Laurus Transactions...................................................... 22
Selling Shareholders......................................................... 24
Plan of Distribution......................................................... 26
Legal Matters................................................................ 27
Experts...................................................................... 27
Where You Can Find More Information.......................................... 27
Incorporation of Certain Information by Reference............................ 28
Information with Respect to the Registrant................................... 28
Material Changes............................................................. 28
Commission Position on Indemnification for Securities Act Liabilities........ 28

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                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before investing in the shares. You are urged to read this prospectus in its entirety, including the information under "Risk Factors" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                   Our Company

     We are a provider of local and long distance voice telephone services and integrated Voice over Internet Protocol ("VoIP") telephony services. Internet Protocol ("IP") telephony is the real time transmission of voice communications in the form of digitized "packets" of information over the Internet or a private network, which is analogous to the way in which e-mail and other data is transmitted. We use proprietary softswitch technology that runs on Cisco and Dell hardware to provide wholesale telephony services to other service providers and directly to retail consumers. Our technology enables telecom service providers, cable operators, wireless carriers, Internet service providers, resellers or any company seeking to offer premier packet communications services the ability to provide a feature-rich VoIP service offering.

     The anticipated rollout of worldwide VoIP services is expected to allow consumers and businesses to communicate at dramatically reduced costs in comparison to traditional telephony networks. Traditionally, telephony carriers have built networks based on circuit switching technology, which creates and maintains a dedicated path for individual telephone calls until the call is terminated. While circuit-switched networks have provided reliable voice communications services for more than 100 years, transmission capacity is not efficiently utilized in a circuit-switched system. Under circuit-switching technology, when a person makes a telephone call, a circuit is created and remains dedicated for the entire duration of that call, rendering the circuit unavailable for the transmission of any other calls. Because of the high cost and inefficiencies of a circuit-switched network, we have leased circuit-switched network elements from other carriers in order to provide wireline services to customers.

     Data networks, such as IP networks, utilize packet switching technology that divides signals into packets and simultaneously routes them over different channels to a final destination where they are reassembled into the original order in which they were transmitted. No dedicated circuits are required and a fixed amount of bandwidth is not needed for the duration of each call. The more efficient use of network capacity results in the ability to transmit significantly higher amounts of traffic over a packet-switched network than a circuit-switched network. Packet-switching technology enables service providers to converge traditional voice and data networks in an efficient manner by carrying voice, fax, video and data traffic over the same network. IP networks are therefore less expensive for carriers to operate, and these cost savings can be passed on to the consumer in the form of lower costs for local, long distance and international long distance telephone services.

     Because of the network cost savings that are inherent in an IP network, we have created our own proprietary IP platform and have transitioned into a facilities-based VoIP service provider. In addition to the cost savings we obtain from the efficient use of network capacity, we believe our network equipment costs are lower than most other carriers as our network and technology require significantly less capital expenditures than a traditional Class 5 telecom switch in a circuit-switched network, and less equipment costs than our VoIP competitors that utilize a packet-switched network. Our proprietary softswitch, however, provides more than 20 of the Class 5 call features, voice mail and enhanced call handling on our own Session Initiation Protocol ("SIP") server suite. Our VoIP features are controlled by us instead of a software vendor, as we write the code for any new features that we desire to offer our customers. We have no software licensing fees and our other variable network costs continue to drop as we increase our

--------------------------------------------------------------------------------

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network traffic and as we attract more pure VoIP users with traffic that does not incur the cost of originating or terminating on a circuit switched network.

     Our SIP servers are part of a cluster of servers, which we refer to as a server farm, in which each server performs different network tasks, including back-up and redundant services. We believe the server farm structure can be easily and cost-effectively scaled as our VoIP business grows. In addition, servers within our server farm can be assigned different tasks as demand on the network dictates. If an individual server ceases to function, our server farm is designed in a manner that subscribers should not have a call interrupted. We support origination and termination using both the G.711 and G.729 voice codecs. Codecs are the algorithms that enable us to carry analog voice traffic over digital lines. There are several codecs that vary in complexity, bandwidth required and voice quality. We primarily use G.711 and G.729 codecs. G.711 is a standard to represent 8 bit compressed pulse code modulation samples for signals of voice frequency. It creates a 64 kilobit per second bitstream, and we find that approximately 90% of the current VoIP traffic in the United States uses
G.711. We frequently process G.711 VoIP traffic because some of our wholesale customers do not have the ability to handle G.729. We prefer the G.729 codec, which allows us to utilize VoIP in more cost effective ways. It allows for compressing more calls in limited bandwidth, reducing the call to 8 kilobits per second. For all of our retail customers and our more sophisticated wholesale accounts, we use G.729 to save cost and enhance the quality of the call.

     Some VoIP carriers use only G.711 compression under the theory that when more bandwidth is used, the voice quality is normally better. We find, however, that our G.729 VoIP traffic provides a higher quality voice conversation than the G.711 processed by other VoIP carriers because when we utilize only 8 kilobits per second of bandwidth, fewer packets are lost. Under G.711, with the wider bitstream, the packets are more susceptible to dropping off and not reaching their intended destination, resulting in sound jitter or periods of silence during a telephone call. The high quality of our G.729 product, combined with the lower bandwidth cost, we experience because we buy only one-eighth the bandwidth to bring customer traffic into and out of our switch, further reduces our costs of providing VoIP service. Similarly, using G.729 compression, we offer a bandwidth cost savings to our customers. A small office that uses six of our VoIP lines is able to support the data and telephony needs of the office with only one standard residential high-speed Internet connection with a 384 kilobits per second upstream speed. This customer would need to buy significantly more bandwidth if the VoIP lines were utilizing G.711 compression. With the quality and cost advantages of G.729, we anticipate G.729 will become increasingly utilized by VoIP carriers.

     Our principal executive offices are located at 75 South Broadway, New York, Suite 302, White Plains, New York 10601, and our telephone number at that address is (914) 682-0214. We also maintain a regional office in Celebration, Florida. We maintain an Internet website at www.elec.net. Information on our website is not part of this prospectus.


                               About This Offering

     This prospectus relates to the resale of up to 9,617,320 shares of common stock, of which 8,951,057 shares are issuable upon the conversion of promissory notes and the payment of the principal amount of, and interest on, these notes to, or the exercise of outstanding warrants by, Laurus Master Fund, Ltd., and 666,263 shares are issuable upon the exercise of outstanding warrants of eLEC Communications Corp. by certain other selling shareholders identified in this prospectus. All of the shares, when sold, will be sold by these selling shareholders, including Laurus. The selling shareholders may sell their common

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
--------------------------------------------------------------------------------
stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.

Common Stock Offered..............................  9,617,320 shares

Common Stock Outstanding at February 15, 2006(1)..  16,839,282 shares

Use of  Proceeds..................................  We will not receive any of the proceeds from the sale
                                                    of the shares by the selling
                                                    shareholders, except upon
                                                    exercise of certain common
                                                    stock purchase warrants.

OTC Bulletin Board Ticker Symbol..................  ELEC

----------------------

(1) Does not include (i) 6,473,479 shares that are issuable upon the conversion of outstanding convertible notes, (ii) 5,043,841 shares issuable upon the exercise of outstanding warrants and non-qualified options, or (iii) 2,289,000 shares issuable upon the exercise of outstanding options granted under our 1995 Equity Incentive Plan or our 2004 Equity Incentive Plan.


                         Selected Financial Information

     The selected financial information presented below is derived from and should be read in conjunction with our consolidated financial statements, including notes thereto, appearing elsewhere in this prospectus. See "Financial Statements."


Summary Operating Information

                                                  Fiscal Year Ended November 30,
                                                  ------------------------------
                                                2005            2004            2003
                                                ----            ----            ----
Net revenues ...........................   $ 15,880,803    $  9,557,600    $  5,568,004
Income (loss) from operations ..........   $ (2,401,952)   $   (642,150)   $ (2,948,352)
Net income (loss) ......................   $ (2,265,795)   $    170,253    $  8,323,211
Earnings  (loss) per common share ......   $      (0.14)   $        .01    $        .53
Weighted average number of common shares
  Outstanding
  Basic ................................     16,770,789      16,254,282      15,771,219
  Diluted ..............................     16,770,789      16,715,808      15,841,941

Summary Balance Sheet Information

                                                   November 30
                                                   -----------
                                               2005           2004
                                               ----           ----
Working capital deficit ................   $  (974,123)   $(1,939,147)
Total assets ...........................   $ 4,385,091    $ 1,903,802
Total liabilities ......................   $ 6,748,818    $ 3,600,241
Stockholders' equity deficiency ........   $(2,363,727)   $(1,696,439)

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

                                  RISK FACTORS

     You should carefully consider the risks described below before buying shares in this offering. The risks and uncertainties described below are not the only risks we face. These risks are the ones we consider to be significant to your decision whether to invest in our common stock at this time. We might be wrong. There may be risks that you in particular view differently than we do, and there are other risks and uncertainties that are not presently known to us or that we currently deem immaterial, but that may in fact impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could be seriously harmed, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

We have incurred losses since inception of our telephone business and we may be unable to achieve profitability or generate positive cash flow.

     We have not generated operating profits since fiscal 1996. While we reported net income of $170,253 and $8,323,211 in fiscal 2004 and 2003, respectively, we reported losses from our telecommunications operations. Furthermore, in fiscal 2005, we reported a net loss of approximately $2,266,000. In fiscal 2004, net income of $170,253 resulted primarily from the gain of approximately $743,000 resulting from a settlement with creditors in the bankruptcy proceedings of a subsidiary. In fiscal 2003, net income of $8,323,211 resulted primarily from the gain on the disposition of a subsidiary and the disposition of property of approximately $11,306,000. In fiscal 2005, fiscal 2004 and fiscal 2003, we generated operating losses of approximately ($2,402,000), ($642,000) and ($2,948,000), respectively, from our telecommunications operations. We expect to continue to incur operating losses until we develop our telecommunications operations to a level at which it generates sufficient revenues to cover operating expenses.

We have an unproven business model and can give no assurance that our business model and strategy will be successful.

     Our business strategy is unproven and we do not know whether our business model and strategy will be successful. We intend to sell wholesale and retail VoIP services to residential consumers and small businesses and de-emphasize the wireline business that we have utilized for the majority of our revenues since fiscal 2000. We have developed our own proprietary IP platform and for the first time in our operating history, we are a facilities-based carrier. We believe our network is robust and efficient, but it has not carried the hundreds of millions of minutes that we anticipate will eventually use our network. Our inability to scale our VoIP network and execute effectively as a VoIP provider, if that occurs, would significantly diminish our ability to generate sufficient VoIP revenue to achieve profitability.

We have a need for additional financing.

     Due to our recent operating losses and our additional requirements for working capital to establish and grow our business, over the past several months we have sold debt and additional shares of capital stock to fund our working capital needs. We expect that we will continue to sell our capital stock, incur additional indebtedness or sell other assets we currently own to fund the anticipated growth of our telecommunications business and implement our business objectives. There can be no assurance that we will be able to obtain additional funding when needed, or that such funding, if available, will be available on terms we find acceptable. If we cannot obtain additional funds when needed, we may be forced to curtail or cease our activities, which may result in the loss of all or a substantial portion of your investment.

We may fail to continue as a going concern, in which event you may lose your entire investment in our shares.

     Our audited financial statements have been prepared on the assumption that we will continue as a going concern. Our independent registered public accounting firm has indicated in their report on our fiscal 2005 financial statements that our recurring losses from operations, our negative working capital, our stockholders' equity deficiency and our difficulties in generating sufficient cash flow to meet our obligations and sustain our operations raise substantial doubt about our ability to continue as a going concern. If we fail to continue in business, you will lose your investment in the shares you acquire in this offering.

We depend on incumbent carriers as a key component for our business.

     To limit our capital expenditures and support staff, we rely extensively on third parties. We lease our local exchange network and our long distance network. As a result, we depend entirely on incumbent carriers for the transmission of customer telephone calls for our CLEC subsidiaries. The risk factors inherent in this approach include, but are not limited to, the following:

          o the inability to negotiate and renew favorable wholesale agreements;

          o lack of timeliness of the ILEC in processing our orders for customers seeking to utilize our services;

          o dependence on the effectiveness of internal and external telemarketing services to attract new customers;

          o dependence on third-party contractors to install necessary equipment and wiring at our customers facilities; and

          o dependence on a facilities-based carrier to provide our customers with repair services and new installation services.

We depend on a third-party billing system to bill our customers.

     The accurate and prompt billing of our customers is essential to our operations and future profitability. We utilize a third-party system for billing, tracking and customer service. While our former Chairman, who also owns stock in our company, is the Chairman and Chief Executive Officer of our billing company, we believe that all transactions with this company are at arms-length. The system is designed to provide us with a high degree of flexibility to handle custom rate plans that provide consumers discounts from the incumbent local carriers' rate plans or bundled plans that include various features and long distance services. Although we believe the system is very functional, it is currently set up to support approximately 500,000 local lines in six states, and its ability to handle substantially more customers is not fully tested. In addition, the billing company we utilize competes with us as a CLEC and may terminate its billing services at any time. Furthermore, in the most recent audited financial statements of the billing company we utilize, the report of the independent public accountants expressed substantial doubt about its ability to continue as a going concern. This strategy exposes us to various risks that include, but are not limited to, the following:

          o the inability to adapt the billing system to process the number of customers we are targeting in our marketing plans;

          o the failure of the system to provide all of the billing services that we require;

          o the possibility that we may want to provide services in a state that our billing company has difficulty rating calls and processing data for us; and

          o the possibility that we may need to quickly engage a new billing company to process our invoices to our customers, and devote a large amount of internal resources at one time to work on this transition.

Our business is dependent upon our ability to resell long distance services, for which we currently rely on only one third-party carrier.

     We offer long distance telephone services as part of our service package. We currently have a wholesale agreement with only one long distance carrier to provide transmission and termination services for all of our long distance traffic. Recently, several long distance carriers have encountered financial difficulties, including the carrier utilized by us. Financial difficulties encountered by our current carrier or any other carrier with which we are negotiating could cause disruption to our operations and loss of customers and revenues.

We could be liable for breaches of security on our web site, fraudulent activities of our users, or the failure of third-party vendors to deliver credit card transaction processing services.

     A fundamental requirement for operating a customer-friendly CLEC and an internet-based, worldwide voice service is the secure transmission of confidential information over public networks. Although we have developed systems and processes that are designed to protect consumer information and prevent fraudulent credit card transactions and other security breaches, failure to mitigate such fraud or breaches may adversely affect our operating results. The law relating to the liability of providers of online payment services is currently unsettled. We rely on third party providers to process and guarantee payments made by our customers up to certain limits, and we may be unable to prevent our users from fraudulently receiving goods and services. Any costs we incur as a result of fraudulent transactions could harm our business. In addition, the functionality of our current billing system relies on certain third-party vendors delivering services. If these vendors are unable or unwilling to provide services, we will not be able to charge for our services in a timely or scalable fashion.

We may face difficulties managing our anticipated rapid expansion.

     We are attempting to grow our business rapidly in terms of the number of services we offer, the number of customers we serve and the regions we serve. In particular, we are expending substantial sums to expand our VoIP initiative. There can be no assurance that our marketing initiatives will proceed as expected or that they will be successful, particularly in light of the legal and regulatory and competitive uncertainties described elsewhere in this report. Furthermore, there is no assurance that we will successfully manage our efforts to:

          o    expand, train, manage and retain our employee base;

          o    expand and improve our customer service and support systems;

          o introduce and market new VoIP products and services and new pricing plans;

          o    capitalize on new opportunities in the competitive marketplace;
               or

          o    control our expenses.

     The strains posed by these new demands are magnified by the emerging nature of our operations. If we cannot manage our growth effectively, our results of operations could be adversely affected.

The failure of our customers to pay their bills on a timely basis could adversely affect our cash flow.

     Our target customers consist of residences and small businesses. We anticipate having to bill and collect numerous relatively small customer accounts. We may experience difficulty in collecting amounts due on a timely basis. We have experienced difficulty with residential wireline accounts in the past and have incurred significant bad debt write-offs. Our failure to collect accounts receivable owed to us by our residential wireline or wholesale VoIP customers on a timely basis could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Acquisitions could divert management's time and attention, dilute the voting power of existing shareholders and have a material adverse effect on our business.

     As part of our growth strategy, we may continue to acquire complementary businesses and assets. Acquisitions that we may make in the future could result in the diversion of time and personnel from our business. We also may issue shares of common stock or other securities in connection with acquisitions, which could result in the dilution of the voting power of existing shareholders and could dilute earnings per share. Any acquisitions would be accompanied by other risks commonly encountered in such transactions, including the following:

          o difficulties integrating the operations and personnel of acquired companies;

          o the additional financial resources required to fund the operations of acquired companies;

          o    the potential disruption of our business;

          o our ability to maximize our financial and strategic position by the incorporation of acquired technology or businesses with our product and service offerings;

          o the difficulty of maintaining uniform standards, controls, procedures and policies;

          o    the potential loss of key employees of acquired companies;

          o the impairment of employee and customer relationships as a result of changes in management; and

          o    significant expenditures to consummate acquisitions.

     As a part of our acquisition strategy, we may engage in discussions with various businesses respecting their potential acquisition. In connection with these discussions, we and each potential acquired business may exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms and conditions of the potential acquisition. In certain cases, the prospective acquired business may agree not to discuss a potential acquisition with any other party for a specific period of time, may grant us certain rights in the event the acquisition is not completed, and may agree to take other actions designed to enhance the possibility of the acquisition. Potential acquisition discussions may take place over a long period of time, may involve difficult business integration and other issues, and may require solutions for numerous family relationship, management succession and related matters. As a result of these and other factors, potential acquisitions that from time to time appear likely to occur may not result in binding legal agreements and may not be consummated. Our acquisition agreements may contain purchase price adjustments, rights of set-off and other remedies in the event that certain unforeseen liabilities or issues arise in connection with an acquisition. These remedies, however, may not be sufficient to compensate us in the event that any unforeseen liabilities or other issues arise.

We need to retain key management personnel and hire additional qualified personnel. We are dependent on the efforts of our executive officers and senior management and on our ability to hire and retain qualified management personnel.

     A small number of key management and operating employees and consultants manage our telecommunications business. Our loss of such employees or consultants or their failure to work effectively as a team could materially adversely impact our telecommunications business. Competition for qualified executives in the telecommunications and data communication industries is intense and there are a limited number of persons with applicable experience. We believe that our future success in the telecommunications business significantly depends on our ability to attract and retain highly skilled and qualified telecommunications personnel. We have not entered into employment agreements with any of our senior officers. The loss of any of Paul H. Riss, our Chief Executive Officer, Michael Khalilian, our Chief Technology Officer, or Mark Richards, our Chief Information Officer and the President of our Vox Communications subsidiary, could adversely affect our business.

We may be unable to adapt to rapid technology trends and evolving industry standards.

     The communications industry is subject to rapid and significant changes due to technology innovation, evolving industry standards, and frequent new service and product introductions. New services and products based on new technologies or new industry standards expose us to risks of technical or product obsolescence. We will need to use technologies effectively, continue to develop our technical expertise and enhance our existing products and services in a timely manner to compete successfully in this industry. We may not be successful in using new technologies effectively, developing new products or enhancing existing products and services in a timely manner or that any new technologies or enhancements used by us or offered to our customers will achieve market acceptance.

The telecommunications industry is highly regulated and amendments to or repeals of existing regulations or the adoption of new regulations could adversely affect our business, financial condition or results of operations.

     Federal, state and local regulation may affect our telecommunications business. Since regulation of the telecommunications industry is frequently changing, we cannot predict whether, when and to what extent new regulations will affect us. The following factors, among others, may adversely affect our business, financial condition and results of operations:

          o    delays in obtaining required regulatory approvals;

          o    new court decisions;

          o    the enactment of new adverse regulations; and

          o    the establishment of strict regulatory requirements.

The communications services industry is highly competitive and we may be unable to compete effectively.

     The communications industry, including Internet and data services, is highly competitive, rapidly evolving and subject to constant technological change and intense marketing by providers with similar products and services. We expect that new competitors are likely to join existing competitors in the communications industry, including the market for VoIP, Internet and data services. Many of our current competitors are significantly larger and have substantially greater market presence, as well as greater financial, technical, operational, marketing and other resources and experience, than we do. In the event that such a competitor expends significant sales and marketing resources in one or several markets, we may not be able to compete successfully in such markets. We believe that competition will continue to increase, placing downward pressure on prices. Such pressure could adversely affect our gross margins if we are not able to reduce our costs commensurate with such price reductions. In addition, the pace of technological change makes it impossible for us to predict whether we will face new competitors using different technologies to provide the same or similar services offered or proposed to be offered by us. If our competitors were to provide better and more cost effective services than ours, our business initiatives could be materially and adversely affected.

Industry consolidation could make it more difficult to compete.

     Companies offering Internet, data and communications services are, in some circumstances, consolidating. We may not be able to compete successfully with businesses that have combined, or will combine, to produce companies with substantially greater financial, sales and marketing resources, larger client bases, extended networks and infra-structures and more established relationships with vendors, distributors and partners than we have. With these heightened competitive pressures, there is a risk that our financial performance could be adversely impacted and the value of our common stock could decline.

Risks Relating to Our  VoIP Business

     Part of our long-term strategy in building a profitable telephone company includes the marketing of our technology for VoIP-based telephony applications through our wholly-owned subsidiary, VoX. VoIP is a new technology that involves many unique risks, including those set forth below.

The VoIP telephony market is subject to rapid technological change and we depend on new product introductions in order to grow our VoIP business.

     VoIP telephony is an emerging market that is characterized by rapid changes in customer requirements, frequent introductions of new and enhanced products, and continuing and rapid technological advancement. To compete successfully in this emerging market, we must continue to design, develop and sell new and enhanced VoIP telephony software products and services that provide increasingly higher levels of performance and reliability at lower cost. These new and enhanced products must take advantage of technological advancements and changes, and respond to new customer requirements. Our success in designing, developing and selling such products and services will depend on a variety of factors, including:

          o    the identification of market demand for new products;

          o    the scalability of our VoIP telephony software products;

          o    product and feature selection;

          o    timely implementation of product design and development;

          o    product performance;

          o    cost-effectiveness of products under development;

          o    effective distribution processes; and

          o    success of promotional efforts.

     Additionally, we may also be required to collaborate with third parties to develop our products and may not be able to do so on a timely and cost-effective basis, if at all. We have in the past experienced delays in the development of new products and the enhancement of existing products, and such delays will likely occur in the future. If we are unable, due to resource constraints or technological or other reasons, to develop and introduce new or enhanced products in a timely manner, if such new or enhanced products do not achieve sufficient market acceptance, or if such new product introductions decrease demand for existing products, our operating results would decline and our business would not grow.

We may not be successful if the Internet is not adopted by a significant number of users as a means of communications.

If the market for IP-based communications and the related services that we will make available does not grow at the rate we anticipate or at all, we will not be able to realize our anticipated revenues with respect to our broadband phone service. To be successful, IP-based communications require validation as an effective means of communication and as a viable alternative to traditional phone service. Demand and market acceptance for newly introduced services are subject to a high level of uncertainty. The Internet may not prove to be a viable alternative to traditional phone service for reasons including:

     o    inconsistent quality or speed of service;

     o    traffic congestion on the Internet;

     o    potentially inadequate development of the necessary infrastructure;

     o    lack of acceptable security technologies;

     o lack of timely development and commercialization of performance improvements; and

     o    unavailability of cost-effective, high-speed access to the Internet.

Future legislation or regulation of the Internet and/or VoIP services could restrict our business, prevent us from offering service or increase our cost of doing business.

     At present there are few laws, regulations or rulings that specifically address access to or commerce on the Internet, including VoIP services. We are unable to predict the impact, if any, that future legislation, legal decisions or regulations concerning the Internet may have on our business, financial condition or results of operations. Regulation may be targeted toward, among other things, assessing access or settlement charges, imposing taxes related to Internet communications, imposing tariffs or regulations based on encryption concerns or the characteristics and quality of products and services, imposing additional regulations and requirements related to the handling of emergency 911 services, any of which could restrict our business or increase our cost of doing business. The increasing growth of the VoIP market and popularity of VoIP products and services heighten the risk that governments or other legislative bodies will seek to regulate VoIP and the Internet. In addition, large, established telecommunication companies may devote substantial lobbying efforts to influence the regulation of the broadband IP telephony market, which may be contrary to our interests.

     Many regulatory actions are underway or are being contemplated by federal and state authorities, including the Federal Communications Commission ("FCC") and other state regulatory agencies. There is risk that a regulatory agency may require us to conform to rules that are unsuitable for VoIP communications technologies or rules that cannot be complied with due to the nature and efficiencies of IP routing, or are unnecessary or unreasonable in light of the manner in which we offer service to our customers. It is not possible to separate the Internet, or any service offered over it, into intrastate and interstate components. While suitable alternatives may be developed in the future, the current IP network does not enable us to identify the geographic nature of the traffic traversing the Internet.

Our emergency calling services are different from those offered by traditional wireline telephone companies and may expose us to significant liability.

     Our 911 calling service is more limited, in certain areas, than the emergency calling services offered by traditional wireline telephone companies. In each case, those differences may cause significant delays, or even failure, in a caller's receipt of the emergency assistance he or she needs.

     Traditional wireline telephone companies route emergency calls over a dedicated infrastructure directly to an emergency services dispatcher at the public safety answering point, or PSAP, in the caller's area. Generally, the dispatcher automatically receives the caller's phone number and actual location information. While our 911 service being deployed in the United States is designed to route calls in a fashion similar to traditional wireline services, our 911 capabilities may not reach the intended PSAP, although we do have procedures in place to ensure that a dispatcher somewhere is reached. In addition, the only location information that our E911 service can transmit to a dispatcher at a PSAP is the information that our customers have registered with us. A customer's registered location may be different from the customer's actual location at the time of the call because customers can use their enabled VoIP device to make calls almost anywhere a broadband connection is available. In such cases, as described below, we offer customers alternative access to emergency services.

     We are also providing E911 service that is comparable to the emergency calling services obtained by customers of traditional wireline telephone companies in the same area. For those customers, emergency calls are routed, subject to the limitations discussed below, directly to an emergency services dispatcher at the PSAP in the area of the customer's registered location. The dispatcher will have automatic access to the customer's telephone number and registered location information. However, if a customer places an emergency call using the customer's enabled VoIP device and the device is in a location different from the one registered with us, the E911 system will still route the call to a dispatcher in the registered location, not the customer's actual location at the time of the call. Every time a customer moves his or her enabled VoIP device to a new location, the customer's registered location information must be updated and verified. Until that takes place, the customer will have to verbally advise the emergency dispatcher of his or her actual location at the time of the call and wait for the call to be transferred, if possible, to the appropriate local emergency response center before emergency assistance can be dispatched.

     In some cases, even under our E911 service, emergency calls may be routed to a local PSAP, designated statewide default answering point or appropriate local emergency authority that is not capable of receiving our transmission of the caller's registered location information and, in some cases, the caller's phone number. Where the emergency call center is unable to process the information, the caller is provided a service that is similar to the basic 911 services offered to some wireline telephone customers.

In these instances, the emergency caller may be required to verbally advise the operator of his or her location at the time of the call and, in some cases, a call back number so that the call can be handled or forwarded to an appropriate emergency dispatcher. We are continuing our efforts to deploy our E911 service such that all relevant information is displayed and will be routed to the appropriate PSAP in the first instance.

     Customers who are located in areas in which we are currently unable to provide either E911 or the basic 911 described above, as well as WiFi telephone and SoftPhone users, are supported by a national call center that is run by a third-party provider and operates 24 hours a day, seven days a week. When reaching the call center, a caller must provide his or her physical location and call back number, after which an operator will coordinate connecting the caller to the appropriate PSAP or emergency services provider.

     Our softswitching platform and back office systems are technologically advanced and the essential service delivery of providing emergency call handling is of paramount importance to us. We have developed a web portal where subscribers can maintain the flexibility of providing us with a currently correct physical location should they take the VoIP device away from the registered location. We cannot guarantee they will actually remember to enter this information in the web portal when they move their VoIP device, and if they do not make this update, the emergency call will be routed to the address that was previously notified. This flexibility, along with the ability to call into our customer support call center to update the address, is compliant with the current requirements of the FCC regarding emergency calling.

     If one of our customers experiences a broadband or power outage, or if a network failure were to occur, the customer will not be able to reach an emergency services provider.

     Delays our customers encounter when making E911 or basic 911 calls and any inability of the answering point to automatically recognize the caller's location or telephone number can have devastating consequences. Customers may in the future attempt to hold us responsible for any loss, damage, personal injury or death suffered as a result. Some traditional telephone companies also may be unable to provide the precise location or the caller's telephone number when their customers place emergency calls. However, while we are not covered by legislation exempting us from liability for failures of our emergency calling services, traditional telephone companies are covered. This liability could be significant. In addition, we have lost, and may in the future lose, existing and prospective customers because of the limitations inherent in our emergency calling services. Any of these factors could cause us to lose revenues, incur greater expenses or cause our reputation or financial results to suffer.

The success of our planned expansion is dependent upon market developments and usage patterns.

     Our purchase of network equipment and placement of our VoIP software will be based in part on our expectations concerning future revenue growth and market developments. As we expand our network, we will be required to make capital expenditures, in addition to making financial commitments for DS-3 circuits and colocation space, and to add additional employees. If our traffic volume were to decrease, or fail to increase to the extent expected or necessary to make efficient use of our network, our costs as a percentage of revenues would increase significantly, which would have a materially adverse effect on our financial condition and results of operations.

Potential regulation of Internet service providers could adversely affect our operations.

     To date, the FCC has treated Internet service providers as information service providers. Information service providers are currently exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. The FCC is currently examining the status of Internet service providers and the services they provide. If the FCC were to determine that Internet service providers, or the services they provide, are subject to FCC regulation, including the payment of access charges and contribution to the universal service funds, it could have a material adverse effect on our business, financial condition and operating results.

Our success depends on our ability to handle a large number of simultaneous calls, which our network may not be able to accommodate.

     We expect the volume of simultaneous calls to increase significantly as our VoIP subscriber base grows. Our network hardware and software may not be able to accommodate this additional volume. If we fail to maintain an appropriate level of operating performance, or if our VoIP service is disrupted, our reputation could be hurt and we could lose customers, which could have a material adverse effect on our business, financial condition and results of operations.

Our growth in our VoIP business is dependent upon our ability to build new relationships with VoIP carriers and to bring on new customers.

     Our ability to grow through quick and cost effective deployment of our VoIP services is due, in part, to our ability to create new interconnection agreements with VoIP carriers that can provide us with telephone numbers and termination service to sign contracts with new customers, and, in many cases, to enter into joint venture or strategic agreements with local partners, as well as to satisfy newly enacted regulatory requirements to operate in emerging markets. While we pursue several opportunities simultaneously, we might not be able to create the necessary partnerships and interconnections, expand our customer base, deploy networks and generate profitable traffic over these networks within the time frame envisioned.

We are pursuing new business lines, that require specialized skill sets. Our ability to effectuate our business plan is due, in part, to the roll out of new services.

     Our ability to deploy new products and services may be hampered by technical and operational issues that could delay our ability to derive profitable revenue from these service offerings. These issues include our ability to competitively price such products and services. In addition, certain VoIP service offerings are relatively new in our industry and their market potential is relatively untested. Additionally, our ability to market these products and service offerings may prove difficult. To date, our customers use only approximately 500,000 VoIP minutes per month. As a result, we have derived extremely limited revenue from our VoIP service offerings, and there can be no assurance that we will increase our current focus and/or derive significant revenue from such offerings.

We rely on third party equipment suppliers.

     We are dependent on third party equipment suppliers for equipment, VoIP phones and adapter devices, including UTStarcom Inc., Cisco Systems, Inc. and Motorola, Inc. If these suppliers fail to continue product development or research and development or fail to deliver quality products or support services on a timely basis, or we are unable to develop alternative sources, if and as required, our financial condition or results of operations could be materially adversely impacted.

We may not be able to maintain adequate customer care during periods of growth or in connection with our addition of new and complex VoIP devices, which could adversely affect our ability to grow and cause our financial results to be negatively impacted.

     Good customer care is important to acquiring and retaining customers. As we continue to grow our VoIP business, we will need to expand our customer care operations quickly enough to meet the needs of our increased customer base. We may face additional challenges in training our customer care staff. If we are unable to hire, train and retain sufficient personnel to provide adequate customer care, we may experience slower growth, increased costs and higher churn levels, which would cause our financial results to be negatively impacted.

If we are unable to improve our process for local number portability provisioning, our growth may be negatively impacted.

     We support local number portability for our customers, which allows our customers to retain their existing telephone numbers when subscribing to our services. Transferring numbers is a manual process that in the past could have taken us 20 business days or longer, although we have taken steps to automate this process to reduce the delay. A new VoX customer must maintain both VoX service and the customer's existing telephone service during the transferring process. By comparison, transferring wireless telephone numbers among wireless service providers generally takes several hours, and transferring wireline telephone numbers among traditional wireline service providers generally takes a few days. The additional delay that we experience is due to our reliance on the telephone company from which the customer is transferring and to the lack of full automation in our process. Further, because VoX is not a regulated telecommunications provider, it must rely on the telephone companies, over whom we have no control, to transfer numbers. Local number portability is considered an important feature by many potential customers, and if we fail to reduce related delays, we may experience increased difficulty in acquiring new customers.


Risks Relating to Our Common Stock

Disappointing quarterly revenue or operating results could cause the price of our common stock to fall.

     Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenue or operating results fall below the expectations of investors or security analysts, the price of our common stock could fall substantially. Our quarterly revenue and operating results may fluctuate as a result of a variety of factors, many of which are outside our control, including:

          o the amount and timing of expenditures relating to the rollout of our POTS and VoIP service offerings;

          o our ability to obtain, and the timing of, necessary regulatory approvals;

          o the rate at which we are able to attract customers within our target markets and our ability to retain these customers at sufficient aggregate revenue levels;

          o    our ability to deploy our network on a timely basis;

          o    the availability of financing to continue our expansion;

          o    technical difficulties or network downtime;

          o the availability of incumbent carrier's wholesale service program for the establishment of our own full-service platform and timing of the implementation of our VoIP platform; and

          o the introduction of new services or technologies by our competitors and resulting pressures on the pricing of our service.

We do not intend to pay dividends on our common stock in the foreseeable future, which could cause the market price of our common stock and the value of your investment to decline.

     We expect to retain earnings, if any, to finance the expansion and development of our business. Our Board of Directors will decide whether to make future cash dividend payments. Such decision will depend on, among other things, the following factors:

          o    our earnings;

          o    our capital requirements;

          o    our operating condition;

          o    our financial condition; and

          o our compliance with various financing covenants to which we are or may become a party.

     Our agreements with our primary lender currently precludes the payment of dividends.

The market for our common stock is thinly traded, which could result in fluctuations in the value of our common stock.

     Although there is a public market for our common stock, the market for our common stock is thinly traded. The trading prices of our common stock could be subject to wide fluctuations in response to, among other events and factors, the following:

          o    variations in our operating results;

          o    sales of a large number of shares by our existing shareholders;

          o    announcements by us or others;

          o    developments affecting us or our competitors; and

          o    extreme price and volume fluctuations in the stock market.

Our common stock price is likely to be highly volatile, which could cause the value of your investment to decline.

     The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for small cap and micro cap technology companies in particular, has been highly volatile. For example, during the last 12 months our common stock has traded at prices ranging from $0.32 to $0.72 per share. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to volatility. We cannot assure you that our common stock will trade at the same levels of our stocks in our industry or that our industry stocks in general will sustain their current market prices. Factors that could cause such volatility may include, among other things:

          o actual or anticipated fluctuations in our quarterly operating results;

          o    large purchases or sales or our common stock;

          o    announcements of technological innovations;

          o    changes in financial estimates by securities analysts;

          o    investor perception of our business prospects;

          o    conditions or trends in the telecommunications industry;

          o changes in the market valuations of other industry-related companies;

          o the acceptance of market makers and institutional investors of our business model and our common stock; and

          o    worldwide economic or financial conditions.

Effect of certain charter provisions.

     Authority of Board of Directors to Issue Preferred Stock. Pursuant to the terms of our charter, our Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series. Our Board of Directors may also determine the prices, rights, preferences, privileges and restrictions, including voting rights, of the shares within each series without any further shareholder vote or action. The rights of the holders of our preferred stock may adversely affect the rights of the holders of common stock. While the issuance of such preferred stock could facilitate possible acquisitions and other corporate activities, it could also impede a third party's ability to acquire control of our company.

     Limitation of Liability of Directors. Pursuant to the terms of our charter and to the extent New York law permits, we and our shareholders may not hold our directors personally liable for monetary damages in the event of a breach of fiduciary duty.

Provisions of New York law may discourage a takeover attempt even if doing so may be beneficial to our shareholders.

     Certain anti-takeover provisions of New York law could delay or hinder a change of control of our company. While such provisions generally facilitate our Board of Directors' ability to maximize shareholder value, they may discourage takeovers that could be in the best interest of certain shareholders. Such provisions could adversely affect the market value of our stock in the future.

We are exposed to potential risks from recent legislation requiring companies to evaluate internal controls under Section 404 of the Sarbanes Oxley Act of 2002.

     We are evaluating and documenting our internal controls systems so that when we are required to do so, our management will be able to report on, and our independent auditors to attest to, our internal controls, as required by this legislation. We will be performing the system and process evaluation and testing (and any necessary remediation) required in an effort to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes Oxley Act. As a result, we expect to incur additional expenses and diversion of management's time. We have reported material weaknesses and significant deficiencies in our disclosure controls and procedures and our internal control over financial reporting because of a deficiency in the number of qualified personnel in our accounting department. While we anticipate being able to rectify this weakness and to fully implement the requirements relating to internal controls and all other aspects of Section 404 in a timely fashion, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission. Any such action could adversely affect our financial results and could cause our stock price to decline.

                           Forward-Looking Statements

     This Prospectus contains forward-looking statements within the meaning of
Section 27 A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding, among others, (a) our expectations about product development activities, (b) our growth strategies, (c) operating performance, (d) anticipated trends in our industry and competition, (e) our future financing plans, and (f) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are not guarantees of future performance, and generally are identifiable by use of the words "may," "will," "should," "expect," "anticipate," "approximate," "estimate," "believe," "intend," "strategy", "plan," or "project," or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found in this Prospectus. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Prospectus generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may or may not occur. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

     The information contained in this Prospectus, as well as in our SEC filings, identifies important factors that could adversely affect actual results and performance. We urge prospective investors to consider such factors carefully.

     All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders.

     We will receive proceeds of up to a maximum of $168,393 upon the exercise, if any, of the fifteen-year warrants granted by us exercisable for an aggregate of 1,683,928 shares of common stock. We will receive proceeds of up to a maximum of $650,793 upon the exercise, if any, of the seven-year warrants granted by us exercisable for an aggregate of 793,650 shares of common stock. We will receive proceeds up to a maximum of $320,000 upon the exercise, if any, of the four-year warrants granted by us exercisable for an aggregate of 516,263 shares of common stock. We will receive proceeds of up to a maximum of $94,500 upon the exercise, if any, of the three-year warrants granted by us exercisable for an aggregate of 150,000 shares of common stock. We intend to use any such proceeds for working capital and general corporate purposes.

     Further, to the extent that any of our obligations under our credit facilities with Laurus are converted into, or paid in the form of, shares of our common stock, we will be relieved of such obligations to the extent of such conversion or payment.

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.10 per share, and 1,000,000 shares of preferred stock, par value $.10 per share. As of February 15, 2006, 16,839,282 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. In addition, at such date, 14,322,320 shares of common stock were reserved for issuance upon the exercise of outstanding options and warrants and the conversion of outstanding convertible indebtedness.

Common Stock

     Voting, Dividend and Other Rights. Each outstanding share of common stock will entitle the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock will have no preemptive, subscription or conversion rights. All shares of common stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable. Our Board of Directors will determine if and when distributions may be paid out of legally available funds to the holders. We have not declared any cash dividends during the past fiscal year with respect to the common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors' determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, our loan agreements with Laurus does not allow us directly or indirectly to declare or pay any dividends so long as certain amounts under our secured convertible term notes to Laurus remain outstanding.

     Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

     Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. However, the Business Corporation Law of the State of New York provides that certain extraordinary matters, such as a merger or consolidation in which we are a constituent corporation, a sale or other disposition of all or substantially all of our assets, and our dissolution, require the vote of the holders of two-thirds of all outstanding voting shares. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

     Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of incorporation, as amended, our Board of Directors can issue up to 1,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, the Board of Directors has the authority to issue these shares of preferred stock without shareholder approval. Our Board of Directors has not authorized the issuance of any shares of preferred stock.

     Potential Dilution of Share Value; Preferences. Any issuance of shares of preferred stock could dilute the earnings per share and book value of existing shares of common stock. Because our Board of Directors has the authority to fix the voting rights for any series of preferred stock, the holders of shares of a series of preferred stock could be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions where New York law does not require such class vote, or might be given a disproportionately large number of votes. The issuance of shares of preferred stock could also result in a class of securities outstanding that would have certain preferences (for example, with respect to dividends or liquidation), or would enjoy certain voting rights in addition to those of the common stock.

     Potential Frustration in Change of Control. Although we currently have no such intention, we could use authorized but unissued shares of preferred stock to hinder a change in control of our company. Any issuance of shares of preferred stock could dilute the stock ownership of persons seeking to gain control. Shares of a new series of preferred stock could also be convertible into a large number of shares of common stock or have other terms that might make more difficult or costly the acquisition of a controlling interest in our company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons attempting to effect a takeover or otherwise gain control. Such shares could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of preferred stock to vote as a class, either separately or with the holders of the common stock, on any merger, sale or exchange of assets by us or any other extraordinary corporate transactions. The ability of the Board of Directors to take such actions might be considered as having an effect of discouraging any attempt by another person or entity to acquire control of our company.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of February 15, 2006, the names, addresses and number of shares of our common stock beneficially owned by all persons known to us to be beneficial owners of more than 5% of the outstanding shares of our common stock, and the names and number of shares beneficially owned by all of our directors and all of our executive officers and directors as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned). As of February 15, 2006, we had a total of 16,839,282 shares of common stock outstanding:

                                        Number of Shares     Percent of Shares
Name and Address                        Beneficially Owned   Beneficially Owned
----------------                        ------------------   ------------------
Paul H. Riss
eLEC Communications Corp.                  1,512,000(1)             8.8%
75 South Broadway, Suite 302
White Plains, New York 10601

Michael H. Khalilian
478 E. Altamonte Drive, Suite 108-480        575,000 (2)            3.3%
Altamonte Springs, Florida 32701

Mark Richards                                410,000(3)             2.4%
610 Sycamore Street, Suite 120
Celebration, Florida 34747

Greg M. Cooper                               125,000(4)             *
Cooper, Neiman & Co., CPAs, LLP
PO Box 190
Mongaup Valley, New York 12762

Gayle Greer                                   53,300(5)             *
75 South Broadway, Suite 302
White Plains, New York 10601

All directors and executive officers
  as a group (five individuals)            2,675,300                14.7%

------------------

*  Less than 1%.

(1) Includes 420,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days after February 15, 2006.
(2) Includes 450,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days after February 15, 2006.
(3) Includes 400,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days after February 15, 2006.
(4) Includes 85,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days after February 15, 2006.
(5) Includes 50,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days after February 15, 2006.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock


     Our common stock is traded on the OTC Bulletin Board under the symbol
"ELEC."


     The following table contains information about the range of high and low bid prices for our common stock for each full quarterly period in our last two fiscal years and for the first fiscal quarter of 2006 (through March 3), based upon reports of transactions on the OTC Bulletin Board.

                                                           High     Low
                                                           ----     ---
       Fiscal 2004
       -----------
                1st Quarter.............................. $0.25   $0.13
                2nd Quarter..............................  0.26    0.14
                3rd Quarter..............................  0.36    0.14
                4th Quarter..............................  0.40    0.21

       Fiscal 2005
       -----------
                1st Quarter.............................. $0.74   $0.28
                2nd Quarter ............................. $0.69   $0.35
                3rd Quarter.............................. $0.58   $0.36
                4th Quarter.............................. $0.53   $0.35

       Fiscal 2006
       -----------
                1st  Quarter (through March 3)........... $0.50   $0.37

     The source of these high and low prices was the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest cent.

     The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for the services we offer, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance. On March 3, 2006, the closing bid price of our common stock as reported by the OTC Bulletin Board was $0.45 per share.

Holders

     As of February 15, 2006, there were approximately 195 holders of record of our common stock and approximately 3,000 beneficial holders.

Dividend Policy

     We have never paid dividends on our common stock and do not expected to do so in the foreseeable future. Our loan agreements with Laurus Master Funds, Ltd. do not allow us to directly or indirectly declare or pay any dividends so long as certain amounts under our secured convertible term notes to Laurus remain outstanding.

                             THE LAURUS TRANSACTIONS

     On February 8, 2005, we consummated a private placement with Laurus Master Fund, Ltd., a Cayman Islands corporation ("Laurus"), pursuant to which we issued a secured convertible term note in the principal amount of $2,000,000 (the "February Note"), and we issued a common stock purchase warrant (the "February Warrant"), entitling Laurus to purchase up to 793,650 shares of our common stock. The February Note and the February Warrant were sold to Laurus, an "accredited investor" (as such term is defined in the rules promulgated under the Securities Act of 1933, for a purchase price of $2,000,000.

     On November 30, 2005, we consummated a private placement with Laurus pursuant to which we issued a secured convertible term note in the principal amount of $2,000,000 (the "November Note"), and we issued a stock purchase warrant (the "November Warrant") entitling Laurus to purchase up to 1,683,928 shares of our common stock. The November Note and the November Warrant were sold to Laurus for a purchase price of $2,000,000.

     The February Note and the November Note are sometimes collectively referred to herein as the "Notes" and the February Warrant and the November Warrant are sometimes collectively referred to herein as the "Warrants."

     The following describes certain of the material terms of our financing transactions with Laurus. The description below is not a complete description of the material terms of the transactions and is qualified in its entirety by reference to the agreements entered into in connection with the transactions, copies of which are included as exhibits to this Registration Statement:

     Note Maturity Date and Interest Rate. Absent earlier redemption by us or earlier conversion by Laurus, as described below, the February Note matures on February 8, 2008 and the November Note matures on November 30, 2008. Interest accrues on the unpaid principal and interest on the February Note at a rate per annum equal to the "prime rate" published in The Wall Street Journal from time to time, plus three percent (3%) and on the November Note at a rate per annum equal to the "prime rate" published in The Wall Street Journal from time to time, plus two percent (2%).

     Payment of Interest and Principal. Interest on the February Note is payable monthly on the first day of each month during the term of the February Note, which commenced on March 1, 2005. From May 1, 2005 through November 30, 2005, we made monthly principal payments of $60,606.06 per month on the February Note. In connection with the sale of the November Note, the requirement that we make monthly principal payments on the February Note during the period December 1, 2005 to April 1, 2006 were deferred and added equally to the remaining note payments of the February Note. Commencing May 1, 2006, we will commence making monthly principal payments of $75,036 per month on the February Note.

     Interest on the November Note is payable monthly on the first day of each month during the term of the November Note, which commenced on January 1, 2006. Commencing May 1, 2006, we are required to make monthly principal payments of $33,333.33 per month on the November Note. The remaining principal amount of the November Note in the amount of approximately $967,000 is due and payable on November 30, 2008.

     Note Conversion Rights. All or a portion of the outstanding principal and interest due under the Notes shall be converted into shares of our common stock upon satisfaction of certain conditions. The February Note is initially convertible into shares of our common stock at a price of $0.63 per share. The

November Note is initially convertible into shares of our common stock at a price of $0.61 per share. The conversion prices of the Notes are subject to anti-dilution protection adjustments, on a weighted average basis, upon our issuance of additional shares of our common stock at a price that is less than the then-current conversion price.

     Laurus may, at any time, convert the outstanding indebtedness of the Notes into shares of our common stock at the then-applicable conversion prices.

     Subject to the restrictions on conversion described below, Laurus shall be required to convert the principal and interest due on any date into shares of our common stock in the event (i) the average closing price of our common stock for the five consecutive trading days preceding such due date is greater than 115% of the conversion price of the applicable Note, and (ii) the amount of such conversion does not exceed 25% of the aggregate dollar trading volume of our common stock for the 22-day trading period immediately preceding the due date of such payment.

     In the event all or any portion of any principal or interest due on the Notes is paid in cash, we are required to pay Laurus an amount equal to 102% of such payment amount.

     Right to Redeem Notes. We have the option of prepaying the outstanding principal amount of the Notes in whole or in part by paying an amount equal to
(i) if such payment is made during the first year following the date of issuance of such Note, 120% of such principal amount; (ii) if such payment is made during the second year following the date the of issuance of such Note, 125% of such principal amount; and (iii) if such payment is made during the third year following the date of issuance of such Note, 130% of such principal amount. We must give Laurus at least ten business days prior written notice of our intention to redeem any portion of the principal amount of either Note.

     Security for Notes. Each Note is secured by a blanket lien on substantially all of our assets pursuant to the terms of a security agreement executed by us and our subsidiaries in favor of Laurus. In addition, we have pledged our ownership interests in our subsidiaries pursuant to a stock pledge agreement executed by us in favor of Laurus securing our obligations under the Notes. If an event of default occurs under the security agreement, the stock pledge agreement or the Notes, Laurus has the right to accelerate payments under the Notes and, in addition to any other remedies available to it, to foreclose upon the assets securing the Notes.

     Warrant Terms. The February Warrant grants Laurus the right to purchase for cash up to 793,650 shares of our common stock at an exercise price of (i) $0.72 per share for the first 264,550 shares acquired; (ii) $0.79 per share for the next 264,550 shares acquired and (iii) $0.95 per share for the remaining shares acquired. The February Warrant expires on February 8, 2012.

     The November Warrant grants Laurus the right to purchase for cash up to 1,683,928 shares of our common stock at an exercise price of $0.10 per share. The November Warrant expires on November 30, 2020. Upon ten (10) business days prior notice to Laurus, we have the right to redeem any unexercised portion of the November Warrant for a price of $0.10 per warrant if (i) our obligations to Laurus under the November Note have been irrevocably repaid in full; (ii) the closing price of our common stock has closed above three hundred percent (300%) of the then applicable exercise price for twenty (20) consecutive trading days and (iii) we have filed a registration statement with the SEC covering the shares of our common stock to be issued upon the full exercise of the November Warrant, and such registration statement has been declared and remains effective on the date that we give such notice.

     Restrictions on Conversion of Notes and Exercise of Warrants. We pay amounts due under the Notes in shares of our common stock only so long as there is an effective registration statement under the

Securities Act of 1933 covering the resale of such shares or an exemption from such registration is available under Rule 144 of the Securities Act of 1933. In addition, Laurus is not entitled to receive shares of our common stock upon exercise of the Warrants, upon payment of principal or interest on the Notes, or upon conversion of the Notes if such receipt would cause Laurus to be deemed to beneficially own in excess of 4.99% of the outstanding shares of our common stock on the date of issuance of such shares. Such provision may be waived by Laurus upon 75 days prior written notice to us.

     Registration Rights. Pursuant to the terms of Registration Rights Agreements between Laurus and us, we filed a registration statement on Form S-1, of which this prospectus is a part, registering the resale of the shares of our common stock issuable upon payment or conversion of the Notes and exercise of the Warrants. Subject to certain exceptions, we are required to keep such registration statement effective so long as the Notes or Warrants remain outstanding.

                              SELLING SHAREHOLDERS

     The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling shareholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of February 15, 2006. All information contained in the table below is based upon information provided to us by the selling shareholders and we have not independently verified this information. The selling shareholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

     For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After Offering" column assumes the sale of all shares offered.

     As explained below under "Plan of Distribution," we have agreed with the selling shareholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.


                                 Number of Shares                       Number of Shares
                                Beneficially Owned   Number of Shares  Beneficially Owned
   Selling Shareholder         Prior to Offering(1)     Offered        After Offering(2)
   -------------------         --------------------  ----------------  ------------------
Laurus Master Fund, Ltd.(3)          840,280(4)        8,951,057(4)            -0-
W. Todd Coffin                        63,492              63,492(5)            -0-
Ted Flomenhaft                       121,492              63,492(5)          43,000
David Harris                          15,571              15,571(5)            -0-
Russell Newton                        43,841              43,841(5)            -0-
Bruce Ryan                            43,841              43,841(5)            -0-
Jeffrey Silverman                     82,699              12,699(5)          70,000
TT Capital, LLC                      423,328             423,328(5)            -0-

------------------

(1) Unless otherwise indicated, the selling shareholders have sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling shareholders. Includes shares of common stock that the selling shareholder has the right to acquire beneficial ownership of within 60 days.

(2) Assumes the sale of all shares of common stock offered hereby and no other transactions in the common stock by the selling shareholders or their affiliates. Shareholders are not required to sell their shares.

(3) Laurus Master Fund, Ltd. ("Laurus") is a Cayman Islands-based institutional fund specializing in providing financing to small capitalization publicly-traded companies. Control of all investment decisions are vested with its investment manger, Laurus Capital Management LLC. The directors of Laurus Capital Management LLC are David and Eugene Grin. By virtue of their position as principals of Laurus Capital Management LLC, Messrs. Grin exercise voting control over the shares of our common stock owned by Laurus.

(4) Laurus holds promissory notes that are convertible into an aggregate of 6,473,478 shares of common stock and warrants to purchase an aggregate of 2,477,578 shares of common stock. The notes and warrants contain provisions known as "exercise caps," which prohibit the holder of the notes and warrants (and its affiliates) from converting such notes or exercising such warrants to the extent that giving effect to such conversion or exercise, such holder would beneficially own in excess of 4.99% of our outstanding common stock. The holder can waive the 4.99% limit, but such waiver will not become effective until the 76th day after such notice is delivered to us. The figures set forth above as the ownership prior to the offering and the ownership after the offering reflect the operation of such exercise caps in that we have not included 8,110,777 shares of common stock issuable pursuant to such convertible notes and warrants as Laurus has advised us that it does not beneficially own such shares due to the fact that it cannot exercise its right to receive these shares at this time. In the absence of such caps, Laurus would have the right to receive all the shares issuable upon conversion of the notes and exercise of the warrants and would have a beneficial ownership percentage of 34.7%.

(5) Represents shares issuable upon the exercise of outstanding warrants that expire on February 8, 2009 and are exercisable at a price of $0.63 per share, subject to certain anti-dilution adjustments.

     We utilized Source Capital Group, Inc. ("Source Capital") as a financial advisor under the terms of an agreement that expired on July 31, 2005. Source Capital instructed us to grant the 516,263 options to which it was entitled as part of its advisory fee to the seven selling shareholders listed above who received warrants expiring on February 8, 2009 and on November 30, 2009.

     Except as provided above, no affiliate of any of the selling shareholders has held any position or office with us or any of our affiliate and none of the selling shareholders has had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of equity security.

     No affiliate of any of the selling shareholders has held any position or office with us or any of our affiliates and none of the selling shareholders has had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of equity securities.

                              PLAN OF DISTRIBUTION

     The selling shareholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
          o an exchange distribution in accordance with the rules of the applicable exchange;
          o    privately negotiated transactions;
          o    short sales after this registration statement becomes effective;
          o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
          o    a combination of any such methods of sale; and
          o    any other method permitted pursuant to applicable law.

     The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

     The selling shareholders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

     The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

         The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

     We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

     Each of the selling shareholders acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling shareholders.

                                  LEGAL MATTERS

     The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Pryor Cashman Sherman & Flynn LLP, New York, New York 10022. Pryor Cashman Sherman & Flynn LLP holds options to purchase 25,000 shares of our common stock at an exercise prices ranging from $0.10 to $0.97 per share. In addition, a member of Pryor Cashman Sherman & Flynn LLP holds 208,000 shares of our common stock.

                                     EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended November 30, 2005, have been audited by Nussbaum Yates & Wolpow, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, which report on the financial statements and financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph referring to matters which raise substantial doubt about our ability to continue as a going concern, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes the prospectus of our company, filed as part of a registration statement on Form S-1, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission, or the SEC.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at Judiciary Plaza, 4350 Fifth street N.W., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about is public reference room. Because we file documents electronically with the sec, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or our website at http://www.elec.net. Information contained in our website is not part of this prospectus.

     Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions in which it is lawful to do so. The information contained in this prospectus is current and accurate only as of the date of this prospectus.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" in this prospectus the information we file with them, which means that we can disclose important information to you by referring you to the documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We are incorporating by reference in this prospectus the following document previously filed by us:


          1. Our Annual Report on Form 10-K for the fiscal year ended November 30, 2005 filed on March 2, 2006.

     We will provide to you, upon written or oral request and without charge, a copy of the document referred to above that we have incorporated in this prospectus by reference. You can request copies of such document if you call or write us at the following address or telephone number: Secretary, eLEC Communications Corp., 75 South Broadway, Suite 302, White Plains, New York 10601, telephone (914) 682-0214, or you may visit our website at www.elec.net.

Information with Respect to the Registrant

     The information required to be disclosed in the registration statement pertaining to our company is incorporated by reference from the document listed as incorporated by reference above. Such document is being delivered with this prospectus. See "Prospectus Summary," "Risk Factors," and "Incorporation of Certain Information by Reference."

Material Changes

         Thre have been no material changes since November 30, 2005 which have not been described in our Annual Report on Form 10-K or this prospectus.

      COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     We maintain directors and officers insurance which, subject to certain exclusions, insures our directors and officers against certain losses that arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures us against amounts which we have paid or may become obligated to pay as indemnification to our directors and/or officers to cover such losses.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or the selling stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in our affairs since the date hereof.

                                9,617,320 Shares

                            eLEC COMMUNICATIONS CORP.




                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------


                            _______________ __, 2006


--------------------------------------------------------------------------------

                 Part II--INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimates:


                            Description                            Amount
                                                                  -------
        Securities and Exchange Commission registration fee ...   $   465
        Accounting fees and expenses ..........................     5,000*
        Legal fees and expenses ...............................    35,000*
        Miscellaneous fees and expenses .......................     2,335*
                                                                  -------
                  Total .......................................   $43,000*
                                                                  =======

----------------

* Estimated

Item 14.  Indemnification of Directors and Officers

     Reference is made to Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), which provides for indemnification of directors and officers of New York corporations under certain circumstances.

     Section 722 of the BCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, a "derivation action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholders vote, agreement or otherwise.

     Article XII of the Registrant's by-laws requires the Registrant to indemnify its officers and directors to the fullest extent permitted under the BCL. Article XII of the Registrant's by-laws further provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

     Section 402(b) of the BCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of the corporation's directors to the corporation or its shareholders for damages for any breach of a director's duty, provided that such provision does not eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which the director was not legally entitled or that the director's acts violated Section 719 of the BCL; or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the BCL. Article Sixth of the Registrant's Certificate of Incorporation, as amended, provides that no director of the Registrant shall be liable to the Registrant or its shareholders for any breach of duty in such capacity except as provided in Section 402(b) of the BCL.

     Any amendment to or repeal of the Registrant's Certificate of Incorporation or by-laws shall not adversely affect any right or protection of a director or officer of the Registrant for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

     The Registrant maintains directors and officers insurance which, subject to certain exclusions, insures the directors and officers of the Registrant against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures the Registrant against amounts which it has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 15. Recent Sales of Unregistered Securities

     In November 2005, we issued a secured convertible term note (the "Convertible Term Note") in the principal amount of $2,000,000 to Laurus Master Fund, Ltd. ("Laurus"). The Convertible Term Note is convertible into shares of our common stock at a fixed conversion price of $0.61 per share of common stock. We also issued Laurus a warrant (the "Warrants") to purchase up to 1,683,928 shares of our common stock, at an exercise price of $0.10 per share. The Warrants expire on November 30, 2020. The Convertible Term Note and the Warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and Laurus represented to us that it was an "accredited investor," as defined in the Securities Act.

     In February 2005, we issued a secured convertible term note (the "February Convertible Term Note") in the principal amount of $2,000,000 to Laurus. The February Convertible Term Note is convertible into shares of our common stock at a fixed conversion price of $0.63 per share of common stock. We also issued Laurus a warrant (the "February Warrants") to purchase up to 793,650 shares of our common stock, at an exercise price of (i) $0.72 per share for the first 264,550 shares acquired; (ii) $0.79 per share for the next 264,550 shares acquired and (iii) $0.95 per share for the remaining shares acquired. The Laurus Warrants expire on February 8, 2012. The February Convertible Term Note and the February Warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and Laurus represented to us that it was an "accredited investor," as defined in the Securities Act.

     In February 2005, we paid to Source Capital Group, Inc. ("Source Capital"), in consideration of the introduction made by Source Capital of Laurus to the Company, a finder's fee in the amount of $160,000 and issued to and at the direction of Source Capital common stock purchase warrants (the "Source Warrants") to purchase up to an aggregate of 253,968 shares of common stock at an exercise price of $0.63 per share. The Source Warrants expire on February 8, 2009. The Source Warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that their issuance did not involve a public offering and satisfied the conditions of Rule 506 of the Securities Act, and Source Capital represented to us that it is an "accredited investor," as defined in the Securities Act.

     In November 2005, we paid to Source Capital, in consideration of the introduction made by Source Capital of Laurus to the Company, a finder's fee in the amount of $160,000 and issued to and at the direction of Source Capital common stock purchase warrants (the "November Source Warrants") to purchase up to an aggregate of 262,295 shares of common stock at an exercise price of $0.61 per share. The November Source Warrants expire on November 30, 2009. The November Source Warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that their issuance did not involve a public offering and satisfied the conditions of Rule 506 of the Securities Act, and Source Capital represented to us that it is an "accredited investor," as defined in the Securities Act.

     In December 2004, we sold 160,000 shares of our stock in conjunction with the sale of a promissory note in the principal amount of $328,767.12 to an unaffiliated third party for an aggregate purchase price of $300,000. Such shares were issued in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act, on the basis that such issuances did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuances and the unaffiliated third party represented to us that he was an "accredited investor" as defined in Regulation D under the Securities Act.

     In August 2003 and October 2003, we issued an aggregate of 450,000 and 180,000 shares of our common stock, respectively, to three investors in conjunction with certain financing agreements as interest expense. Such shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that such issuances did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuances and the recipients were "accredited investors" as defined in Regulation D under the Securities Act of 1933, as amended.


Item 16.  Exhibits

Exhibit Number                   Description
--------------------------------------------------------------------------------
3.1 Certificate of Incorporation, as amended, incorporated by reference to our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 27, 1969 under Registration Number 2-34436.

3.2 Certificate of Amendment of the Certificate of Incorporation, incorporated by reference to our definitive proxy statement filed with the Securities and Exchange Commission in connection with our Annual Meeting of Shareholders held in May 1984.

3.3 Certificate of Amendment to the Certificate of Incorporation, incorporated by reference to Exhibit 3(b) to our Annual Report on Form 10-K for the year ended November 30, 1988.

3.4 Certificate of Amendment to the Certificate of Incorporation, incorporated by reference to Exhibit 3(e) to our Annual Report on Form 10-K for the year ended November 30, 1994, as amended.

3.5 Certificate of Amendment of the Certificate of Incorporation, incorporated by reference to Exhibit 3 to our Quarterly Report on Form 10-Q for the quarter ended August 30, 1995.

3.6 Certificate of Amendment of the Certificate of Incorporation, incorporated by reference to Exhibit 3(f) to our Annual Report on Form 10-K for the year ended November 30, 1998.

3.7 Certificate of Amendment of the Certificate of Incorporation, incorporated by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended August 31, 1998.

3.8 Certificate of Amendment of the Certificate of Incorporation, incorporated by reference to Exhibit 3(1) to our Current Report on Form 8-K dated November 16, 1999.

3.9 By-laws, amended and restated as of December 1996, incorporated by reference to Exhibit 3(e) to our Annual Report on Form 10-K for the year ended November 30, 1996.

5.1    Opinion of Pryor Cashman Sherman & Flynn LLP

10.1 1995 Stock Option Plan, incorporated by reference to Exhibit 10(I) to our Annual Report on Form 10-K for the year ended November 30, 1995, as amended.

10.2 1996 Restricted Stock Award Plan, incorporated by reference to Exhibit A to our Proxy Statement dated October 24, 1996.

10.3 Non-Employee Director Stock Option Plan, dated March 30, 2001, incorporated by reference to Exhibit 10(c) to our Annual Report on Form 10-KSB for the year ended November 30, 2003.

10.4 Lease Agreement between South Broadway WP, LLC, Landlord, and New Rochelle Telephone Corp., Tenant, dated August 2003, incorporated by reference to Exhibit 10(d) to our Annual Report on Form 10-KSB for the year ended November 30, 2003.

10.5 Office Lease between Lexin Celebration, LLC, as Landlord, and VoX Communications Corp., as Tenant, dated January 25, 2005, incorporated by reference to Exhibit 10(e) to our Annual Report on Form 10-KSB for the year ended November 30, 2004.

10.6 Securities Purchase Agreement, dated as of February 8, 2005, between eLEC Communications Corp. and Laurus Master Fund, Ltd., incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated February 8, 2005.

10.7 Secured Convertible Term Note, dated as of February 8, 2005, between eLEC Communications Corp. and Laurus Master Fund, Ltd., incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated February 8, 2005.

10.8 Master Security Agreement, dated as of February 8, 2005, among us, New Rochelle Telephone Corp., Telecarrier Services, Inc., VoX Communications Corp., Line One, Inc., AVI Holding Corp. and TelcoSoftware.com Corp. in favor of Laurus Master Fund, Ltd., incorporated by reference to Exhibit
       10.3 to our Current Report on Form 8-K dated February 8, 2005.

10.9 Stock Pledge Agreement, dated as of February 8, 2005, executed by eLEC Communications Corp. in favor of Laurus Master Fund, Ltd., incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K dated February 8, 2005.

10.10 Subsidiary Guaranty, dated as of February 8, 2005, executed by New Rochelle Telephone Corp., Telecarrier Services, Inc., VoX Communications Corp., Line One, Inc., AVI Holding Corp. and TelcoSoftware.com Corp., incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K dated February 8, 2005.

10.11 Registration Rights Agreement, dated as of February 8, 2005, between eLEC Communications Corp. and Laurus Master Fund, Ltd., incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K dated February 8, 2005.

10.12 Common Stock Purchase Warrant, dated as of February 8, 2005, between eLEC Communications Corp. and Laurus Master Fund, Ltd., incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K dated February 8, 2005.

10.13 Form of Common Stock Purchase Warrant, dated as of February 8, 2005, issued by eLEC Communications Corp. to or on the order of Source Capital Group, Inc., incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K dated February 8, 2005.

10.14 Securities Purchase Agreement, dated as of November 30, 2005, between eLEC Communications Corp. and Laurus Master Fund, Ltd., incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated November 30, 2005.

10.15 Secured Convertible Term Note, dated as of November 30, 2005, between eLEC Communications Corp. and Laurus Master Fund, Ltd., incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated November 30, 2005.

10.16 Reaffirmation and Ratification Agreement, dated as of November 30, 2005, among us, New Rochelle Telephone Corp., Telecarrier Services, Inc., VoX Communications Corp., Line One, Inc., AVI Holding Corp. and TelcoSoftware.com Corp., incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated November 30, 2005.

10.17 Registration Rights Agreement, dated as of November 30, 2005, between eLEC Communications Corp. and Laurus Master Fund, Ltd., incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K dated November 30, 2005.

10.18 Common Stock Purchase Warrant, dated as of November 30, 2005, between eLEC Communications Corp. and Laurus Master Fund, Ltd., incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K dated November 30, 2005.

10.19 Form of Common Stock Purchase Warrant, dated as of November 30, 2005, issued by eLEC Communications Corp. to or on the order of Source Capital Group, Inc., incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K dated November 30, 2005.

21.    Subsidiaries - The significant wholly-owned subsidiaries are as follows:

       Name                                      Jurisdiction of Organization
       ----                                      ----------------------------

       New Rochelle Telephone Corp.                        New York
       Telecarrier Services, Inc.                          Delaware
       VoX Communications Corp                             Delaware

23.1   Consent of Nussbaum Yates & Wolpow, P.C.

23.2 Consent of Pryor Cashman Sherman & Flynn LLP (included in their opinion filed as Exhibit 5.1)

24.1 Powers of Attorney of certain officers and directors of the Company (included on the signature page of this Registration Statement).

Item 17.  Undertakings

       Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       The undersigned Company hereby undertakes that:

       (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii) Include any additional or changed information on the plan of distribution.

       (2) For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in White Plains, New York on March 7, 2006.


                                            eLEC COMMUNICATIONS CORP.


                                            By:  /s/Paul H. Riss
                                                 -----------------------
                                                 Paul H. Riss
                                                 Chief Executive Officer

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul H. Riss as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution and for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, as well as any new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

       In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


        Signature                        Title                         Date



/s/Paul H. Riss           Chairman of the Board, Chief Executive   March 7, 2006
-----------------------   Officer and Chief Financial Officer
Paul H. Riss              (principal financial officer, principal
                          accounting officer and principal
                          executive officer)

/s/Michael H. Khalilian   Director                                 March 7, 2006
-----------------------
Michael H. Khalilian

/s/Greg M. Cooper         Director                                 March 7, 2006
-----------------------
Greg M. Cooper

/s/Gayle Greer            Director                                 March 7, 2006
-----------------------
Gayle Greer